Via Facsimile and U.S. Mail
Mail Stop 6010


August 12, 2005


Mr. Brian L. Mower
Chief Accounting Officer
IOMED, Inc.
2441 South 3850 West
Salt Lake City, UT 84120

      Re:	IOMED, Inc.
		Form 10-K for the fiscal year ended June 30, 2004
	            File No. 1-14059

Dear Mr. Mower:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,



      Kevin Woody
								Branch Chief